Exhibit 99.1

Press Release:

For Immediate Release

KMG America Reports Third Quarter 2006 Operating Income of $0.10 Per Share, Net Income of $0.09 Per Share

KMG America Will Host an Investor Web Cast Today, Monday, November 6th at 10:00 A.M. EST

Minneapolis, MN, November 6, 2006 – KMG America Corporation (the “Company” or “KMG America”) (NYSE: KMA) today reported net income of $2.0 million, or $0.09 per diluted share for the third quarter of 2006, compared to net income for the third quarter of 2005 of $1.3 million, or $0.06 per diluted share. The company reported operating income for the third quarter of $2.1 million, or $0.10 per diluted share, compared to operating income for the second quarter of 2006 of $1.1 million, or $0.05 per diluted share, and third quarter of 2005 operating income of $1.2 million, or $0.06 per diluted share.

KMG America’s Chief Executive Officer, Kenneth Kuk, commented, “Our third quarter operating income results of $0.10 per share are consistent with our internal forecast and better than the analysts’ consensus estimate of $0.08 per share. This quarter’s results marks the seventh consecutive profitable quarter since the IPO with operating earnings up over 70% compared to the third quarter of 2005 and double the results reported in the second quarter 2006. Most key measurements continue a very positive trend including increasing sales and reduced operating losses on our new large case business.”

THIRD QUARTER FINANCIAL RESULTS

Third quarter 2006 operating income (see discussion of non-GAAP financial measures below) improved to $2.1 million compared to second quarter 2006 operating income of $1.1 million, largely due to favorable claims experience in the Kanawha legacy business and revenue growth from the new large case sales activity.

Third quarter 2006 earnings results reflect several unusual items that are largely offsetting. The favorable items include a pretax reimbursement of $0.3 million from our D&O carriers for certain prior period litigation expenses related to the ReliaStar lawsuit. The current quarter also includes a pretax offset of $0.2 million from reimbursement of current quarter litigation expenses related to the ReliaStar lawsuit, and we would expect continuing legal expense reimbursements as the lawsuit progresses towards a conclusion. Also included in the current quarter results is a one-time pretax financial benefit of $0.6 million resulting from an indemnification from the previous shareholders of Kanawha. These favorable items were mostly offset by the recognition of $0.9 million of stop loss claims relating to specific cases written in 2005 as we transition from formula reserving to actual claims experience as this block grows and matures. Volatility, both favorable and unfavorable, is not uncommon in small, growing books of business. Cases giving rise to these excess claims have since been re-priced or did not renew.

The discussion of operating earnings that follows has been segregated into earnings attributed to the Kanawha legacy business and the earnings of the new large case activity. The Company believes that segregating the earnings results of the new large case activity provides a more meaningful comparison of the underlying strength in the earnings produced by Kanawha’s legacy business. This earnings derivation is described later in “Notes on Financial Presentation.” The discussion below focuses on third quarter 2006 results compared to the second quarter 2006 results.

KANAWHA LEGACY ACTIVITY RESULTS

Operating income attributed to the Kanawha legacy business for the third quarter of 2006 was $4.3 million, or $0.19 per diluted share, up 21% compared to $3.6 million of operating income reported in the second quarter of 2006 due largely to favorable claims experience across all of its business segments and the $0.6 million pretax benefit related to the indemnification from the previous shareholders of Kanawha mentioned above. The benefit ratio reported for the Kanawha legacy business for the third quarter of 2006 improved to 75.3% compared to 82.2% reported in the second quarter of 2006.

Earned premiums reported in the Kanawha legacy business for the third quarter of 2006 declined to $24.4 million, compared to $25.5 million reported in the second quarter of 2006 due to lapses of certain legacy worksite cases, the impact of an experience rating refund adjustment on one large treaty in the Acquired Business segment, and to the seasonality effect of policy anniversaries of long term care policies reported in the Senior segment. Amortization of DAC/VOBA (“deferred acquisition costs”/”value of business acquired”) increased to $1.4 million in the third quarter of 2006 compared to $1.0 million reported in the second quarter of 2006 due largely to the impact of increased lapses in the worksite segment and the delayed impact of both recently approved and pending rate increases in the long term care block of business that tends to accelerate amortization. The amortization of VOBA on the long term care business is expected to moderate as the pending rate increases are approved.

NEW LARGE CASE ACTIVITY RESULTS

Operating losses attributed to the new large case activity improved to $2.2 million, or $0.09 per diluted share, compared to a loss of $2.5 million, or $0.11 per diluted share reported in the second quarter of 2006. Contributing factors to the improvement include positive growth in premium revenue driven by increased sales and the favorable impact of the reimbursement of ReliaStar litigation expenses from our D&O carrier. These favorable items were partially offset by increased claims on 2005 stop loss cases.

Premium revenue (net of reinsurance) increased to $9.8 million in the third quarter of 2006 compared to $5.2 million reported in the second quarter of 2006. Third quarter 2006 sales results (as measured by new annualized issued premiums) attributed to the new large case activity improved to $12.8 million, compared to $8.2 million for the second quarter of 2006. On a year-to-date basis, sales improved to $36.8 million compared to full year 2005 sales of $12.2 million. The third quarter and year-to-date 2006 sales results include $5.3 million of annualized premium related to the acquisition of a small block of life insurance policies that had a small but favorable effect on third quarter earnings.

Excluding the small block acquisition, the benefit ratio reported for the new large case activity in the third quarter increased to 71.5% (79.4% as reported) compared to 66.1% reported in the second quarter of 2006, driven primarily by the $0.9 million of excess stop loss claims related to certain cases written in 2005 recognized in the current quarter.

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NEW STATISTICAL SUPPLEMENT AVAILABLE ON WEBSITE

Substantial content changes have been made to the Company's earnings press release this quarter concurrent with the initial publication of a new statistical supplement on the kmgamerica.com website. The statistical supplement can be accessed on the website via the “Investor Relations” tab, “Financial Reports” tab, and found under the “Quarterly & Other Reports” section.

This change shortens and simplifies the press release while focusing attention on the overall earnings strength of and trends in Kanawha’s legacy business, while segregating the revenue and earnings performance of the new large case activity. Much of the financial statement and explanatory detail previously included in the press release will now be found in the new statistical supplement. A derivation of “normalized” earnings is provided in the statistical supplement for the current and prior quarters to identify and remove unusual or temporary items and to help analysts and investors focus on recurring earnings trends. While this reporting basis requires management’s subjective judgment, the details are identified and described so the investors and analysts can form their own opinions.

WEB CAST

The Company will host an investor and analyst web cast today, Monday, November 6, 2006, at 10:00 a.m. EST. The web cast and replay will be available via the following links: www.kmgamerica.com, analyst/investor tab – for all investors; www.streetevents.com – for institutional investors; www.fulldisclosure.com – for retail investors. The replay will be available starting approximately 2 hours after the original web cast. The replay will be available through Monday, November 20, 2006.

ABOUT KMG AMERICA CORPORATION

KMG America is a holding company that was formed to acquire the Southeastern regional insurance company, Kanawha Insurance Company, and to operate and grow Kanawha’s insurance and other related businesses nationwide. KMG offers a broad mix of individual and group insurance products and stop-loss coverage along with third-party administration services to employers and to working Americans. For more information visit: www.kmgamerica.com.

NOTES ON FINANCIAL PRESENTATION

Non-GAAP Financial Measures:

•

Operating Income – To supplement the financial statements presented on a GAAP basis, the Company reported operating income, which is a non-GAAP measure. Operating income is defined as net income excluding realized investment gains/losses (except for realized investment gains/losses that are directly offset by executive deferred compensation expense), net of income taxes. Management believes this non-GAAP measure provides investors, potential investors, securities analysts and others with useful additional information to evaluate the performance of the business, because it excludes items that management believes are not indicative of the operating results of the business. In addition, this non-GAAP measure is used by management to evaluate the operating performance of the Company. The presentation of this additional information is not meant to be considered in isolation or as a substitute for net income determined in accordance with GAAP.

A reconciliation of the non-GAAP financial measures contained in this release to the most comparable GAAP measures appears in the attached tables.

Presentation of Earnings Results:

During the first two years of operations, the Company has separated the financial performance of KMG America into two primary components: “Kanawha legacy activity” and “new large case activity”. This is done to highlight the strength of, and trends in, the Kanawha business activity that existed prior to the acquisition (Kanawha legacy activity), and segregate these results from the financial performance related to transforming KMG America into a new public company with a new national marketing focus (new large case activity). The financial results in the “new large case activity” include all public company costs, the cost of the new management team, and all incremental sales and underwriting costs and product revenues associated with sales generated by the new national sales organization.

FORWARD LOOKING INFORMATION

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The accuracy of such statements is subject to a number of risks, uncertainties and assumptions that may cause the Company’s actual results to differ materially from those expressed in the forward-looking statements including, but not limited to: implementation of its business strategy; hiring and retaining key employees; predicting and managing claims and other costs; fluctuations in its investment portfolio; financial strength ratings of its insurance subsidiary; government regulations, policies and investigations affecting the insurance industry; competitive insurance products and pricing; reinsurance costs; fluctuations in demand for insurance products; possible recessionary trends in the U.S. economy; and other risks that are detailed from time to time in reports filed by the Company with the Securities and Exchange Commission. The Company assumes no obligation to publicly update or revise any forward-looking statements.

Contact:	Tim Daniels
Ph: (952) 930-4807
tim.daniels@kmgamerica.com

KMG America Corporation
Consolidated Statements of Income (GAAP basis, unaudited)
(in thousands, except share data and percentages)

	Quarter Ended			Year-to-Date
	9/30/2006	6/30/2006	9/30/2005	9/30/2006	9/30/2005
Operating income (1):
Insurance premiums, net of reinsurance	$34,235	$30,662	$26,423	$94,708	$79,438
Net investment income	7,453	7,619	7,089	22,278	20,542
Commission and fee income	4,018	4,117	3,773	12,354	11,012
Other income	1,275	923	1,200	3,184	2,970

Total revenues	46,981	43,321	38,485	132,524	113,962

Policyholder benefits	26,186	24,373	21,890	73,913	62,966
Insurance commissions, net of deferrals	3,246	2,924	2,239	9,151	7,282
Expenses, taxes, fees and depreciation, net of deferrals	12,578	13,274	12,058	38,704	36,637
Amortization of DAC and VOBA (2)	1,682	1,155	463	4,015	2,762

Total benefits and expenses	43,692	41,726	36,650	125,783	109,647

Operating income before income taxes	3,289	1,595	1,835	6,741	4,315
(Provision) for income taxes	(1,150)	(543)	(586)	(2,323)	(1,362)

Operating income	2,139	1,052	1,249	4,418	2,953

Operating income per share – diluted	$0.10	$0.05	$0.06	$0.20	$0.13

Items excluded from operating income:
Realized investment gains (losses)	7	(115)	278	103	324
Deferred compensation expense adjustment (3)	(181)	61	(141)	(317)	(141)

Total items excluded from operating income, before tax	(174)	(54)	137	(214)	183
Income taxes, not applicable to operating income	61	19	(48)	75	(64)

Total items excluded from operating income, after tax	(113)	(35)	89	(139)	119

Net income	$2,026	$1,017	$1,338	$4,279	$3,072

Net income per share – diluted	$0.09	$0.05	$0.06	$0.19	$0.14

Weighted-average shares outstanding – diluted:	22,208	22,218	22,094	22,199	22,084

Operating income split:
Kanawha legacy	$4,293	$3,557	$3,451	$11,432	$9,354
New large case activity	(2,153)	(2,504)	(2,202)	(7,014)	(6,401)

Total company	$2,139	$1,052	$1,249	$4,418	$2,953

Operating income per share – diluted
Kanawha legacy	$0.19	$0.16	$0.16	$0.51	$0.42
New large case activity	$(0.09)	$(0.11)	$(0.10)	$(0.31)	$(0.29)
Total company	$0.10	$0.05	$0.06	$0.20	$0.13

Annualized operating return on average equity:
Kanawha legacy activity (4)	9.7%	8.2%	8.5%	8.8%	7.8%
Total company	4.4%	2.2%	2.6%	3.0%	2.1%

(1)

Operating income is a non-GAAP measure, and is defined as net income excluding realized gains (losses), except for realized gains (losses) that are directly offset by executive deferred compensation expense, net of income taxes.

(2)	DAC: deferred acquisition costs; VOBA: value of business acquired.
(3)	Offsetting expense for realized gains (losses) related to executive deferred compensation trading activity.
(4)	Equity attributed to Kanawha legacy consists of the initial allocation of IPO proceeds of $155 million increased by retained earnings from the Kanawha legacy business.

KMG America Corporation and Subsidiary
Consolidated Balance Sheets
(in thousands, except share data)

	September 30, 2006	December 31, 2005
	(Unaudited)
Assets:
Cash and cash equivalents	$11,271	$32,583
Investments	564,631	543,307

Total cash and investments	575,902	575,890
Accrued investment income	6,422	5,917
DAC	24,548	14,032
VOBA	70,794	72,639
Other assets (1)	144,247	128,887

Total assets	$821,913	$797,365

Liabilities and shareholders’ equity:
Total policy and contract liabilities	$567,862	$547,894
Deferred income taxes	14,404	13,061
Other liabilities (2)	49,680	48,927

Total liabilities	631,946	609,882
Total shareholders’ equity	189,967	187,483

Total liabilities and shareholders’ equity	$821,913	$797,365

Book value per share:
Basic	$8.55	$8.47
Diluted	$8.55	$8.47

Book value per share: (excl FAS 115) (3)
Basic	$8.90	$8.70
Diluted	$8.90	$8.70

Ending shares outstanding:
Basic	22,209	22,126
Diluted (4)	22,209	22,131

(1)	Other assets include reinsurance balances recoverable, real estate and equipment, federal income tax recoverable and other assets.
(2)

Other liabilities include accounts payable and accrued expenses, $14.9 million of outstanding principal and accrued interest on a subordinated note as of September 30, 2006, and other miscellaneous liabilities. Outstanding principal and accrued interest on the subordinated note as of December 31, 2005 was $15.8 million.

(3)

The book values are recalculated excluding $7.8 million of unrealized capital losses, net of taxes, on September 30, 2006. Unrealized capital losses were $5.0 million, net of taxes, on December 31, 2005.

(4)	Diluted shares were calculated using the treasury stock method.

KMG America Corporation
Statistical and Operating Data at or for the Periods Indicated – Unaudited
(in thousands, except percentages)

	Quarter Ended			Year-to-Date
	9/30/2006	6/30/2006	9/30/2005	9/30/2006	9/30/2005
SALES RESULTS (issued and paid for annualized premiums):

Worksite insurance segment – Kanawha legacy:
Life	$448	$623	$709	$1,473	$2,005
Cancer	360	441	542	1,287	1,480
Disability income	545	633	821	1,811	3,065
Other A&H	263	276	328	749	1,302

Total worksite – Kanawha Legacy	1,616	1,973	2,400	5,320	7,852

Worksite insurance segment – New large case activity:
Core Group Products:
Life	$339	$180	$—	$1,670	$—
Stop loss	5,502	5,487	2,993	23,765	4,121
Disability income	269	40	—	458	—
Other A&H	—	—	—	—	—
Voluntary Benefit Products:
Life (1)	5,519	935	219	6,576	228
Cancer	20	64	18	125	98
Disability income	695	1,165	836	3,138	1,427
Other A&H	443	365	299	1,144	300

Total worksite • New large case activity	12,787	8,236	4,365	36,876	6,174

Other Kanawha legacy sales:
Long term care	60	52	360	415	1,356

Total sales	$14,463	$10,261	$7,125	$42,611	$15,382

OTHER KMG AMERICA KEY FINANCIAL INDICATORS:

Effective tax rate	34.9%	34.0%	32.2%	34.4%	31.7%

Benefit ratio – total company (2):	76.5%	79.5%	82.8%	78.0%	79.3%
Kanawha legacy only	75.3%	82.2%	83.7%	79.3%	79.5%
New large case activity only	79.4%	66.1%	61.7%	73.1%	62.7%

Expense ratio – total company (3):	45.8%	49.9%	48.9%	48.4%	51.6%
Kanawha legacy only	42.8%	39.7%	37.6%	40.9%	40.8%
New large case activity only	54.3%	108.5%	373.9%	82.1%	928.5%

Average portfolio yield (4)	5.11%	5.25%	4.81%	5.10%	4.69%

Average invested assets	$544,679	$532,746	$482,435	$532,174	$477,893
Average cash/equivalents & short terms (4)	38,813	47,363	107,271	50,746	106,424

Total average cash and invested assets	$583,492	$580,109	$589,707	$582,920	$584,318

Earned premiums and fees – total company:	$38,253	$34,779	$30,196	$107,062	$90,450
Kanawha legacy only	28,419	29,612	29,187	87,526	89,345
New large case activity only	9,834	5,167	1,009	19,536	1,105

(1)

Life sales for the third quarter 2006 and nine months year-to-date 2006 include $5.3 million of life sales related to a small block acquisition effective September 1, 2006 (primarily voluntary term life policies)

(2)	Benefit ratio is defined as total policyholder benefits divided by total net premiums.
(3)	Expense ratio is defined as commissions, expenses and amortization of DAC/VOBA (on operating income basis) divided by earned premiums plus commissions/fees.
(4)

Average portfolio yield is defined as net investment income divided by average invested assets, excluding the impact of FAS115 unrealized gains (losses) plus average cash and equivalents. Average cash/equivalents and short term assets include the portion of initial public offering proceeds that are invested short (less than 2 year maturities).